Exhibit 4.2

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on DECEMBER ___ 2006 BETWEEN (1) Elbit Ltd. whose principal offices are 3 Azrieli Center, Triangle Building, 42nd Floor, Tel Aviv 67023, Israel Fax # (03) 607 5556 (the “Seller”) and (2) the purchaser named on Exhibit 1.1 hereto (the “Purchaser”).

IT IS AGREED as follows:

1.	SALE AND PURCHASE

1.1

At Completion (as defined below), the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the number of ordinary shares of nominal value 0.01 NIS each of Partner Communications Company Ltd. (the “Company”) set forth opposite the Seller’s name in Exhibit 1.1 hereto (the “Sale Shares”) and the Seller shall assign to the Purchaser, all Seller’s rights and obligations under the Relationship Agreement and Shareholders Agreement (both as defined below) with respect to the Sale Shares.

1.2

The Sale Shares shall be sold free from any charge, pledge, lien, option, right to acquire or any other security interest of any kind and any agreement to create any of the foregoing but subject to the restrictions detailed in section 1.3 below (the “Encumbrances”).

1.3

The transferability of the Sale Shares is restricted and is subject to the terms of a Restatement of the Relationship Agreement made on April 20, 2005, by and among the Seller, Polar Communications Ltd., Matav Cable Systems Media Ltd. and Matav Investments Ltd., Eurocom Communications Ltd., Tapuz Cellular Systems Ltd., Advent Investments Pte Limited and Hutchison Telecommunications International (Netherlands) B.V. (the “Relationship Agreement”), the Articles of Association of the Company, amended from time to time, the approval and authorization of the Minister of Communications (to the extent required by law) and a licence and permit dated 7 April 1998 granted by the Minister of Communications to the Company, as such has been amended from time to time (the “License”).

1.4

The total consideration for the sale of the Sale Shares is the amount set forth opposite the Seller’s name in Exhibit 1.1 hereto (the “Consideration”) based on an agreed price per share of NIS 43.00 (forty three New Israeli Shekels). The Consideration shall not be subject to any adjustment or setoff. Notwithstanding the foregoing, the Purchaser shall be entitled to withhold from any payments due hereunder any amounts it is required by law to withhold in respect of any Israeli withholding tax at the maximum rate for such withholding, unless the Purchaser is provided with an exemption from such withholding tax in respect of such payment. The Consideration shall be paid in cash by the Purchaser to the Seller on the Completion Date (as defined below) in New Israeli Shekels.

1.5

Notwithstanding the foregoing, the Consideration shall be reduced by the amount of the aggregate dividends, if any, both declared and actually received by the Seller after the date of signature hereof, only with respect to the Sale Shares. For the avoidance of doubt, if any dividend declared with respect to the

Sale Shares after the date of signature hereof is actually received by the Seller after the Completion Date, the Seller shall forward the amount of such dividend to the Purchaser within 3 (three) business days of receipt thereof.

1.6	Each party shall be liable for its taxes arising from or in connection with the transactions contemplated by this Agreement.

2.	COMPLETION

2.1

The completion of the transaction contemplated hereby (“Completion”), shall take place at the offices of the Seller within two business days of the satisfaction of all the conditions precedent to Completion as set out in section 5 below (the “Completion Date”). In the event that Completion does not take place by December 31, 2006 (or such other later date as may be agreed by the parties in writing), this Agreement shall be deemed to be terminated without giving rise to any right or claim by any party hereto, excluding claims for breaches of obligations by any party hereto prior to such termination.

2.2	At Completion:

(a)

          the Seller shall deliver to the Purchaser: (i) a share transfer deed for the Sale Shares in a form attached hereto as Exhibit 2.2(a)(i), duly executed by the Seller in favour of the Purchaser; (ii) a deed of assignment of the Seller’s rights and obligations under each of the Relationship Agreement and the Shareholders Agreement in the form attached hereto as Exhibit 2.2(a)(ii); (iii) a copy of the approval of the Minister of Communications and (iv) a copy of a letter from the Corporate Secretary of the Company confirming that that the Sale Shares may be recorded in the Purchaser’s name in the shareholders register of the Company.

(b)

          the Purchaser shall deliver to the Seller (i) a duly executed copy of the Purchaser’s undertaking and agreement to comply with the Relationship Agreement and the Shareholders Agreement dated April 20, as amended (“Shareholders Agreement”) in forms attached hereto as Exhibit 2.2(b)(i)A and (B); (ii) countersigned share transfer deeds and deeds of assignment in the forms attached as Exhibit 2.2(a)(i) and (ii); and (iii) a copy of the irrevocable payment instruction to the applicable Seller’s bank instructing the payment of the Consideration by electronic funds transfer of immediately available funds to Seller’s account held at Israel Discount Bank, Main Branch Haifa 070, Account No. 18554; Swift code: IDBLILITHAI; or such other account as the Seller may specify. The Purchaser shall provide the Seller with a copy of the SWIFT confirmation as soon as the applicable Consideration has been wired by the bank to the applicable accounts of the Seller.

3.	SELLER’S REPRESENTATIONS

3.1	The Seller represents and warrants to the Purchaser on the date hereof and on each day up to and including the Completion Date that:

(a) it is duly incorporated and validly existing under the laws of the State of Israel, with power and authority to carry on its business as now being conducted;

(b)

it has the requisite capacity, power and authority to enter into and to perform this Agreement. All corporate action on the part of the Seller necessary for the authorisation and execution of this Agreement, the authorisation, sale of the Sale Shares and the performance of all of the Seller’s obligations hereunder has been taken; and

(c) this Agreement and all other documents to be entered into in connection with this Agreement will, when executed, constitute binding obligations on the Seller enforceable in accordance with its terms;

3.2	The signature of and the compliance with the terms of this Agreement does not and will not conflict with or constitute a default under any provision of:

(a) the constitutional and corporate documents of the Seller;

(b) any law, rule or regulation of any government applicable to the Seller;

(c) any contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of the Seller; or

(d) any lien, order, judgement, decree or regulation or any other restriction of any kind by which the Seller is bound.

3.3

Except as set forth in Section 1.3 above, no consents, approvals, registrations, authorisations or permits or waivers from governmental or non-governmental administrative agencies or from any other person or entity, in each case, required by law, contract, or regulation nor otherwise are required to be obtained by the Seller in connection with the execution and performance of this Agreement.

3.4	The Sale Shares are fully paid up and the Seller is the sole legal and beneficial owner of the Sale Shares.

3.5	There are no Encumbrances on, over or affecting any of the Sale Shares.

4.	PURCHASER’S REPRESENTATIONS

4.1	The Purchaser represents and warrants to the Seller on the date hereof and on each day up to and including the Completion Date that:

(a)	it is duly incorporated and validly existing under the laws of the Israel, with power and authority to carry on its business as now being conducted;

(b)

the Purchaser has the requisite capacity, power and authority to enter into and to perform this Agreement. All corporate action on the part of the Purchaser necessary for the authorisation and execution of this Agreement, the authorisation, purchase of the Sale Shares and the performance of all of such Purchaser’s obligations hereunder have been taken; and

(c)	this Agreement and all other documents to be entered into in connection with this Agreement will, when executed, constitute binding obligations on the Purchaser in accordance with its terms;

4.2 The signature of and the compliance with the terms of this Agreement does not and will not conflict with or constitute a default under any provision of:

(a)	the constitutional and corporate documents of the Purchaser;

(b)	any law, rule or regulation of any government applicable to the Purchaser;

(c)	any contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of the Purchaser; or

(d)	any lien, order, judgement, decree or regulation or any other restriction of any kind by which the Purchaser is bound.

4.3 Except as set forth in Section 1.3 above, no consents, approvals, registrations, authorisations or permits or waivers from governmental or non-governmental administrative agencies or from any other person or entity, in each case, required by law, contract, or regulation nor otherwise are required to be obtained by the Purchaser in connection with the execution and performance of this Agreement.

4.4 Purchaser is acquiring the Sale Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Sale Shares or any part thereof or interest therein. The Purchaser is experienced in understanding and evaluating the risks of investments such as the one contemplated under this Agreement. The Purchaser acknowledges that the Sale Shares are being offered and sold to it in a private placement without a prospectus and that the ability to sell the Sale Shares may be restricted by applicable securities laws.

4.5 The Purchaser acknowledges and understands that the Sale Shares are restricted shares under the provisions of the Relationship Agreement and the License and that the ability to sell the Sale Shares is limited accordingly. The Purchaser is purchasing the Sale Shares “AS IS” without reliance on any representation of the Seller other than the Seller’s representations expressly set forth in Section 3 hereof.

5.	CONDITIONS PRECEDENT

5.1 The obligation of Purchaser to acquire the Sale Shares, is subject to the satisfaction or waiver by Purchaser (other than any such waiver that is not permitted under applicable law), on or prior to the Completion Date, of each of the following conditions:

5.1.1 The approval of the Minister of Communications and confirmation of the Company’s Corporate Secretary as set forth in Section 2.2(a)(iv) above, shall have been obtained.

5.1.2 The representations and warranties of the Seller shall be true and correct as of the Completion Date.

5.1.3 No litigation (including any injunction) shall have been pending or threatened with respect to the transactions contemplated by this Agreement.

5.1.4 The Seller shall have delivered to the Purchaser the documents specified under Section 2.2 (a) above.

5.2 The obligations of the Seller to sell the Sale Shares, is subject to the satisfaction or waiver by the Seller (other than any such waiver that is not permitted under applicable law), on or prior to the Completion Date, of each of the following conditions:

5.2.1 The approval of the Minister of Communications and confirmation of the Company’s Corporate Secretary as set forth in Section 2.2(a)(iv) above, shall have been obtained.

5.2.2 The representations and warranties of the Purchaser shall be true and correct as of the Completion Date.

5.2.3 No litigation (including any injunction) shall have been pending or threatened with respect to the transactions contemplated by this Agreement.

5.2.4 The Purchaser shall have delivered to the Seller the documents specified under Section 2.2 (b) above.

6.	CONFIDENTIALITY

Save for announcements that the parties are required to make as a matter of law under applicable Israeli and US securities law and regulations and the Israeli Companies Law and the Tel-Aviv Stock Exchange and Nasdaq rules and regulations, neither the Seller nor the Purchaser shall make any announcement concerning this sale and purchase or any ancillary matter without the prior written approval of the Seller and the Purchaser.

7.	NOTICES

7.1 Any notice or other formal communication given under this Agreement (which includes fax, but not email) must be in writing in English and may be delivered, or sent by fax or courier to the party at its address specified in the caption of this Agreement.

7.2 Any notice or other communication shall be deemed to have been given:

(a) if delivered, at the time of delivery; or

(b) if sent by courier, at 10.00 a.m. on the second business day after it was dispatched; or

(c) if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any working day in the place of destination and in any other case on the working day following the date of transmission.

7.3 In proving the giving of a notice or other formal communication it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and provided to the relevant courier, or that the fax was properly addressed and transmitted, as the case may be.

8.	GENERAL

8.1 Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

8.2 None of the rights or obligations under this Agreement may be assigned or transferred without the consent of both parties.

8.3 This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.4 This Agreement contains the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to these transactions.

9.	GOVERNING LAW

9.1 This Agreement is governed by and shall be construed in accordance with the laws of the State of Israel.

9.2 The parties irrevocably agree that the courts of Tel Aviv/Jaffa are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. The parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

AS WITNESS this Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SIGNATORIES

SELLER

By:

Name:

Title:

PURCHASER

By:

Name:

Title: